EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
July 13, 2017		(919) 716-2716

FIRST CITIZENS BANCSHARES PROPOSES TO ACQUIRE
KS BANCORP FOR $35.00 PER SHARE

RALEIGH, N.C. - First Citizens BancShares Inc. (“First Citizens”) (Nasdaq: FCNCA) announced today that it has made a proposal to acquire KS Bancorp, Inc. (“KS Bancorp”) (OTC BB: KSBI) for $35.00 per share in cash, in a transaction valued at approximately $45.8 million, representing a 49.6% premium over KS Bancorp's closing trading price on July 12, 2017, and a 84% premium over KS Bancorp’s book value per share as of March 31, 2017. The proposal was conveyed today in a letter to KS Bancorp’s Board of Directors.

First Citizens has decided to make its proposal public in order to inform KS Bancorp's shareholders of the compelling proposal that would provide immediate liquidity to them at a substantial premium to book value and the market’s assessment of KS Bancorp’s value.

“Our objective is to engage in substantive discussions with KS Bancorp and conduct customary due diligence so that we and KS Bancorp can together quickly bring this compelling transaction to KS Bancorp’s shareholders,” said Frank B. Holding, Jr., chairman and chief executive officer of First Citizens. “We are disappointed by KS Bancorp’s rejection of our offer without any discussion, and were surprised that the reason given for this was a contemplated S corporation reorganization that we understand would involve a buyout of a significant number of KS Bancorp shareholders. We believe that KS Bancorp shareholders will favor the immediate liquidity at a substantial premium that our acquisition proposal would provide.”

Below is the full text of the letter that was sent today to KS Bancorp’s Board of Directors:

July 13, 2017

Board of Directors
KS Bancorp, Inc.
1031 North Brightleaf Blvd
P.O. Box 661
Smithfield, North Carolina 27577-0661

Dear Members of the Board:

On June 30, 2017, we delivered a formal indication of interest to KS Bancorp, Inc.’s President and CEO Harold Keen which outlined our proposal to acquire KS Bancorp at a purchase price of $33.00 per share of KS Bancorp common stock in cash. By letter dated July 11, 2017, Mr. Keen informed us that, after fully reviewing the financial, corporate and other aspects of our indication of interest, KS Bancorp’s Board of Directors determined its recently-adopted strategy of reorganizing as an S corporation would be more beneficial to KS Bancorp’s shareholders than accepting our proposal. We were surprised by the Board’s brisk rejection of our proposal, without engaging with us in further discussion, ostensibly in favor of an S corporation reorganization which we understand would involve buying out a significant number of your shareholders.

In light of your rejection of our proposal, and as a clear sign of our seriousness to effect a transaction, we are increasing our proposal to acquire KS Bancorp to a price of $35.00 per share in cash1, representing approximately a 49.6% premium over KS Bancorp’s closing trading price of $23.40 as of July 12, 2017, and a 84% premium over KS Bancorp’s book value per share as of March 31, 2017. We believe this transaction is compelling for your shareholders as they would receive immediate liquidity at a substantial premium to both book value and the market’s assessment of KS Bancorp’s value. Our proposal is not conditioned on financing.

The valuation underlying our proposal is based solely on publicly available information. We believe that through a constructive dialogue with the Board and management and access to customary diligence materials, we will be in a position to expeditiously reach a definitive agreement. We are committed to undertaking due diligence in a manner least disruptive to KS Bancorp’s employees and are prepared to immediately enter into a non-disclosure agreement in order to get started.

In the face of the significant premium we are proposing, we urge you to fulfill your fiduciary duties to your shareholders by engaging with us without delay.

We are publicly releasing the text of this letter concurrent with its delivery to you to ensure that your shareholders are fully apprised of the substantial premium that we would be willing to pay for their shares. We believe that your shareholders will emphatically support the Board’s entering into a constructive and professional dialogue with us.

We are prepared to meet immediately with you and your advisors in order to discuss our proposal. Our proposal is, of course, subject to customary due diligence and the execution of a mutually acceptable definitive agreement on customary terms. Consummation of the transaction would be subject to receipt of KS Bancorp shareholder approval and customary regulatory approvals. Nothing in this letter is intended to create a legally binding obligation, and no such obligation will exist unless and until a definitive transaction agreement is executed.

The Board of Directors of First Citizens remains highly committed to this transaction and would welcome the opportunity to meaningfully engage with you to explore this opportunity. We look forward to hearing from you.

Sincerely yours,

/s/ Craig L. Nix

Craig L. Nix
Chief Financial Officer

1 Consideration to be paid either in all cash or, as indicated in our indication of interest, in the form of a combination of cash and First Citizens perpetual preferred stock, pending further discussion to determine the appropriate and most tax-advantageous mix for KS Bancorp’s shareholders.

About First Citizens

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 500 branches in 22 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $34 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit www.firstcitizens.com.

Forward Looking Statements

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors including, by way of example and without limitation, plans, intentions and expectations regarding First Citizen’s proposal to acquire KS Bancorp and expectations of the benefits of a potential transaction. Forward-looking statements speak only as of the date made. First Citizens undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, First Citizens.

Additional Information

This communication is not an offer to purchase or a solicitation of an offer to sell any securities. Any solicitation or offer will only be made through separate materials filed with the U.S. Securities and Exchange Commission (the “SEC”). Holders of the common stock of KS Bancorp and other interested parties are urged to read these materials when and if they become available because they will contain important information. When and if available, such documents can be obtained free of charge at the SEC’s website, www.sec.gov.